Exhibit 3.3
ARTICLES OF INCORPORATION
OF
ALT, INC.
     The undersigned incorporator, being a natural person of full age, in order to form a corporation under Minnesota Statutes, Chapter 302A, known as the Minnesota Business Corporation Act, and the laws amendatory thereto, hereby adopt the following Articles of Incorporation:
ARTICLE I
     1.1) The name of the corporation is ALT, Inc.
ARTICLE II
REGISTERED OFFICE
     2.1) The locations and post office address of the registered office of the corporation in the State of Minnesota at 750 3rd Street, P.O. Box 128, Wood Lake, Minnesota, 56297.
ARTICLE III
INCORPORATOR
     3.1) The name and address of the incorporator, who is a natural person of full age, is ALAN L. THOLKES, 725 10th Avenue, Granite Falls, Minnesota, 56241.
ARTICLE IV
STOCK
     4.1) The aggregate number of shares of stock which the corporation shall have the authority to issue is 250,000 shares, each share, regardless of class or series, shall be entitled to one vote at each meeting of the shareholders; the par value for each share of stock shall be one (.01) cent per share.
     4.2) The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series.
ARTICLE V
RIGHTS OF SHAREHOLDERS
     5.1) Pre-emptive Rights. No holder of any shares of the corporation shall have any pre-emptive right to subscribe for or purchase their proportionate share of any stock of the corporation, now or hereafter authorized or issued.

     5.2) Voting Rights. No holder of any shares of the corporation shall have the right to cumulate their votes for the election of directors, and there shall be no cumulative voting for any purpose whatsoever.
     5.3) The holder of any shares shall take action by the affirmative vote of the holders of over 50% of the voting power of all shares, except where a larger proportion is required by law, these Articles, or a shareholder control agreement.
ARTICLE VI
POWERS OF THE BOARD
     6.1) In addition to, and not by way of limitation of, the powers granted to the Board of Directors by the provisions of Chapter 302A, the Board of this corporation shall have the power and authority to take any action required or permitted to be taken without a meeting if taken in writing and signed by a majority of the Directors.
     6.2) The Board of Directors shall have authority to issue shares of a class or series to holders of shares of another class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.
ARTICLE VII
     7.1) Each director, officer, employee, or agent, past and present, of the Corporation, and each person who serves or may have served at the request of the corporation as a director, officer, employee or agent of another corporation or an employee benefit plan, and their respective heirs, administrators and executors, shall be indemnified by the Corporation in accordance with, and to the fullest extent permissible under the provisions of Chapter 302A of the Minnesota Statutes, as it may be amended from time to time.
     IN WITNESS WHEREOF, I, the above-named incorporator has executed these Articles of Incorporation this 15th day of June, 1987.

/s/ Alan J. Tholkes Alan J. Tholkes
Sole Incorporator

AMENDMENT OF ARTICLES OF INCORPORATION
Corporate Name: ALT, INC.
Date of Adoption of Amendments/Modifications: May 31, 1990
Effective date of Amendments/Modifications: May 31, 1990
Amendments/Modifications approved by Corporate Shareholders and Directors:
The following amendments of articles or modifications to the statutory requirements regulating the above corporation were adopted:
ARTICLE I
     1.1) The name of the corporation shall be ALTIMATE MEDICAL, INC.
ARTICLE II
     2.1) The location and post office address of the registered office of the corporation in the State of Minnesota is 913 South Washington Street, Redwood Falls, Minnesota 56283.
This amendment has been approved pursuant to chapter 302A, Minnesota Statutes. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath. I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the corporation.
Signed: /s/ Alan L. Tholkes
Position: President
This document was prepared by:
Raymond O. Walz
Walz Law Office
230 East Third Street
P.O. Box 50
Redwood Falls, MN 56283